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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN


                       PROTECTIVE LIFE INSURANCE COMPANY

                                      AND

                         FRONTIER INSURANCE GROUP, INC.

                                OCTOBER 20, 1999



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                                TABLE OF CONTENTS


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                             ARTICLE I - TRANSACTION

1.1.     Purchase and Sale of Stock...........................................................1
1.2.     Consideration........................................................................1

                 ARTICLE II - THE CLOSING AND TRANSFER OF STOCK

2.1.     The Closing..........................................................................3
2.2.     Deliveries at the Closing............................................................3

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

3.1.     Due Organization.....................................................................5
3.2.     Capitalization; Ownership of Company and Subsidiaries................................6
3.3.     Authorization of Transaction.........................................................7
3.4.     Consents and Approvals; No Violations................................................7
3.5.     SAP Financial Statements.............................................................7
3.6.     Consolidated Balance Sheets..........................................................8
3.7.     Assets...............................................................................8
3.8.     Investments..........................................................................9
3.9.     Events Subsequent to Balance Sheet Date..............................................9
3.10.    Tax Matters..........................................................................9
3.11.    Legal Compliance.....................................................................9
3.12.    Intellectual Property...............................................................10
3.13.    Contracts...........................................................................10
3.14.    Legal Proceedings...................................................................11
3.15.    Employee Plans......................................................................12
3.16.    Certain Business Relationships with the Company.....................................12
3.17.    Brokers'Fees........................................................................13
3.18.    Insurance...........................................................................13
3.19.    Year 2000 Liability.................................................................13
3.20.    Labor Matters.......................................................................13
3.21.    Environmental Matters...............................................................14
3.22.    Disclaimer..........................................................................14

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.     Organization of Buyer...............................................................14
4.2.     Authorization of Transaction........................................................15
4.3.     Consents and Approvals; No Violations...............................................15
4.4.     Acquisition of Stock for Investment.................................................15
4.5.     Buyer's Business Investigation......................................................15
4.6.     Financing...........................................................................16
4.7.     Brokers'Fees........................................................................16

                         ARTICLE V - COVENANTS OF SELLER

5.1.     Interim Conduct of Business.........................................................16


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5.2.     Access..............................................................................17
5.3.     Consummation........................................................................17
5.4.     HSR Consent.........................................................................18
5.5.     Other Actions.......................................................................18
5.6.     September Financial Statements......................................................18

                         ARTICLE VI - COVENANTS OF BUYER

6.1.     Consummation........................................................................18
6.2.     HSR Consent.........................................................................18
6.3.     Other Actions.......................................................................19
6.4.     Records and Documents...............................................................19

           ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

7.1.     Accuracy of Warranties and Performance of Covenants.................................19
7.2.     No Pending Action...................................................................19
7.3.     HSR.................................................................................20
7.4.     Insurance Approvals.................................................................20
7.5.     Termination of Inter-Company Agreements.............................................20
7.6.     No Material Adverse Change..........................................................20

          ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

8.1.     Accuracy of Warranties and Performance of Covenants.................................20
8.2.     No Pending Action...................................................................21
8.3.     HSR.................................................................................21
8.4.     Insurance Approvals.................................................................21

                    ARTICLE IX - SURVIVAL AND INDEMNIFICATION

9.1.     Survival............................................................................21
9.2.     Indemnification.....................................................................21
9.3.     General Provisions Relating to Indemnification......................................22
9.4.     WARN Act............................................................................24

                             ARTICLE X - TERMINATION

10.1.    Termination or Abandonment..........................................................24
10.2.    Effect of Termination...............................................................25

                      ARTICLE XI - CERTAIN EMPLOYEE MATTERS

11.1.    Transfer of ERISA Plans.............................................................25
11.2.    Termination of Employee Benefit Plans...............................................25
11.3.    Employee Benefit Plans Maintained by First Protection Company.......................26
11.4.    Hiring of Company Employees.........................................................27

                         ARTICLE XII - OTHER AGREEMENTS

12.1.    Taxes...............................................................................27
12.2.    Acquisition of First Protection Company.............................................29
12.3.    Inter-Company Payables..............................................................29



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12.4.    Transfer of Certain Reserves........................................................30
12.5.    Transition Services.................................................................30

                        ARTICLE XIII - GENERAL PROVISIONS

13.1.    Amendments and Waiver...............................................................30
13.2.    Notices.............................................................................30
13.3.    Expenses............................................................................31
13.4.    Counterparts........................................................................31
13.5.    Successors and Assigns; Beneficiaries...............................................31
13.6.    Entire Agreement....................................................................32
13.7.    Announcements.......................................................................32
13.8.    Partial Invalidity..................................................................32
13.9.    Governing Law; Arbitration..........................................................32
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                                   SCHEDULES

SCHEDULE 3.0                  PERSONS WITH KNOWLEDGE
SCHEDULE 3.1                  CERTAIN REGULATORY MATTERS
SCHEDULE 3.2                  OWNERSHIP OF COMPANY AND SUBSIDIARIES
SCHEDULE 3.4                  CONSENTS AND APPROVALS; NO VIOLATIONS
SCHEDULE 3.5                  SAP FINANCIAL STATEMENTS
SCHEDULE 3.6                  CERTAIN LIABILITIES
SCHEDULE 3.7                  ASSETS
SCHEDULE 3.9                  EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END
SCHEDULE 3.10                 TAX MATTERS
SCHEDULE 3.11                 LEGAL COMPLIANCE
SCHEDULE 3.12                 INTELLECTUAL PROPERTY
SCHEDULE 3.13                 CONTRACTS
SCHEDULE 3.14                 LEGAL PROCEEDINGS
SCHEDULE 3.15                 EMPLOYEE PLANS
SCHEDULE 3.16                 CERTAIN BUSINESS RELATIONSHIPS
SCHEDULE 5.1                  INTERIM CONDUCT OF BUSINESS

ANNEX A                       POST-CLOSING PURCHASE PRICE ADJUSTMENT FORMULA
ANNEX B                       TAX DISAFFILIATION AGREEMENT
ANNEX C                       LOSS PORTFOLIO REINSURANCE AGREEMENT
ANNEX D                       UNEARNED PREMIUM PORTFOLIO REINSURANCE AGREEMENT
ANNEX E                       STOP LOSS REINSURANCE AGREEMENT

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT made this 20th day of October, 1999 (the "Agreement"), by and between Frontier Insurance Group, Inc., a Delaware corporation ("Seller") and Protective Life Insurance Company, a Tennessee corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Lyndon Insurance Group, Inc., a Missouri corporation (the "Company"), through entities in which it owns all or more than fifty percent of the outstanding equity interests (each, a "Subsidiary and, collectively, the "Subsidiaries"), is engaged in the business of providing credit-related insurance, warranty administration and related products and services (the "Business"); and

     WHEREAS, Seller is the owner of all of the 1,000 issued and outstanding shares of the capital stock of the Company (the "Stock"); and

     WHEREAS, Buyer desires to acquire the Business through the purchase of the Stock from Seller and Seller desires to sell the Stock to Buyer, all upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, Seller and Buyer hereby agree as follows:

                                    ARTICLE I

                                   TRANSACTION

     1.1. PURCHASE AND SALE OF STOCK. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Stock for the consideration set forth in
Section 1.2 below.

     1.2. CONSIDERATION.

     (a) Closing Consideration. The aggregate consideration for the Stock shall be One Hundred Sixty-Three Million Five Hundred Thousand Dollars ($163,500,000), payable in cash at the closing set forth in Section 2.1 (the "Closing Consideration"), subject to the post-closing purchase price adjustments provided in Section 1.2(b) below.

     (b) Post-Closing Adjustments.

          (i) Within 45 days after the Closing, the Buyer shall deliver to the Seller the balance sheets of the Company and each of its Subsidiaries as of December 31, 1999 (the "Year-End Balance Sheets"), the last day of the calendar month preceding the Closing (the "Pre-Closing Balance Sheets"), and the last day of the calendar month in which the Closing occurs (the "Post-Closing Balance Sheets"). The Year-End Balance







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     Sheets, Pre-Closing Balance Sheets and Post-Closing Balance Sheets (each of such three sets of balance sheets, "Relevant Balance Sheets") shall be prepared by the Company, under the direction of Buyer, in cooperation with Seller and its representatives. The Relevant Balance Sheets shall be prepared in accordance with SAP (as defined in Section 3.5), consistently applied in accordance with their past practices, with respect to the Subsidiaries conducting business as insurance companies (each, an "Insurance Subsidiary" and, collectively, the "Insurance Subsidiaries") and in accordance with GAAP (as defined in Section 3.6(a)), consistently applied in accordance with their past practices, with respect to the Company and the non-Insurance Subsidiaries.

          (ii) Within 15 days after the Year-End Balance Sheets are deemed final pursuant to this Section 1.2(b), Seller shall pay Buyer the amount, if any, by which $106,700,000 exceeds the Aggregate Book Value determined from the Year-End Balance Sheets.

          (iii) Within 15 days after the last of the Year-End Balance Sheets, Pre-Closing Balance Sheets and Post-Closing Balance Sheets are deemed final pursuant to this Section 1.2(b), the Buyer or the Seller, as appropriate, shall pay to the other the amount of the post-closing adjustment determined pursuant to Annex A hereto.

          (iv) On or prior to June 30, 2000, each of Buyer and Seller shall notify the other if it disputes any of the Relevant Balance Sheets; if neither party so notifies the other with respect to any of the Relevant Balance Sheets, such Relevant Balance Sheets shall be deemed accepted and final for purposes hereof. If either or both parties notifies the other of such a dispute, the Buyer and Seller shall use reasonable efforts to resolve the dispute and finalize the applicable Relevant Balance Sheets on or prior to July 15, 2000. If Buyer and Seller do not resolve such dispute prior to July 15, 2000, then the dispute shall be submitted, within five days thereafter, to KPMG LLP (the "Arbitrating Accountant"). The determination of the Arbitrating Accountant as to any appropriate adjustments to the disputed Relevant Balance Sheets shall be made in accordance with this Section 1.2(b), within 30 days after submission by the parties hereto, and the Relevant Balance Sheets, as so adjusted, shall be deemed final for purposes hereof. Buyer and Seller shall each pay fifty percent (50%) of the reasonable fees and expenses of the Arbitrating Accountant relating to this Section 1.2(b).

     (c) Certain Defined Terms.

          (i) "Aggregate Book Value," as of any specified date, means the sum of
     (a) the Adjusted Statutory Book Value of the Insurance Subsidiaries and (b) the GAAP Book Value of the Company and the non-Insurance Subsidiaries as of such date.

          (ii) "Adjusted Statutory Book Value," as of any specified date, means the aggregate sum for the Insurance Subsidiaries of (1) statutory capital and surplus, excluding the carrying value, on the balance sheet of any Insurance Subsidiary, of the capital stock of any other Subsidiary, (2) IMR, and (3) AVR, each as calculated for each Insurance Subsidiary as of such date in accordance with SAP (as defined in Section 3.5).





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          (iii) "AVR" means Asset Valuation Reserve of any Insurance Subsidiary, as defined for purposes of SAP.

          (iv) "GAAP Book Value," as of any specified date, means the aggregate sum, for the Company and the non-Insurance Subsidiaries, of total assets (excluding any value for goodwill other than for Consumer Auto Resale Express, LLC or First Protection Company and its subsidiaries) minus total liabilities, excluding the carrying value, on the balance sheet of the Company and any non-Insurance Subsidiary, of the capital stock of any other Subsidiary, each as calculated for the Company and each non-Insurance Subsidiary as of such date in accordance with GAAP (as defined in Section 3.6).

          (v) "IMR" means Interest Maintenance Reserve of an Insurance Subsidiary, as defined for purposes of SAP.

                                   ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

     2.1. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Epstein Becker & Green, P.C., counsel to the Seller, 250 Park Avenue, New York, New York 10177, commencing at 10:00 a.m., local time, on the third business day following the date on which the last of the conditions to Closing in Articles VII and VIII have been fulfilled or waived in accordance with this Agreement, or on such other date as the parties may mutually determine (the "Closing Date").

     2.2. DELIVERIES AT THE CLOSING.

     (a) Deliveries by Seller. At the Closing, Seller will execute (if appropriate), acknowledge (if appropriate), and deliver to Buyer:

          (i) certificates for the Stock with duly executed stock powers to effect the transfer of ownership of the Stock to Buyer;

          (ii) a copy of all charter documents (or other governing documents) of the Company and of each Subsidiary certified by the Secretary of State of its jurisdiction of incorporation (or organization) as of a recent date;

          (iii) certificates of the Secretary of the Company and of each Subsidiary certifying copies of the By-laws, minute books and stock record books of the Company and of each Subsidiary as of the Closing Date;

          (iv) the officer's certificate specified in Section 7.1;

          (v) resignations from their offices as officers and/or directors (as the case may be) of such officers and directors of the Company and the Subsidiaries as Buyer shall request in writing at least three business days prior to the Closing;




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          (vi) opinions of counsel to Seller or the General Counsel of the
     Company opining as to the matters set forth in Section 3.1(a), the record ownership of the Stock and the record ownership of the capital stock (or other applicable ownership interest) of the Subsidiaries as set forth on
     Section 3.2 of the Disclosure Schedule, including Buyer's title to the Stock, the due authorization and enforceability of this Agreement and the transactions contemplated hereby and the matters set forth in the first sentence of Section 3.4;

          (vii) assignment by Seller of any non-competition agreements executed by employees of the Company and the Subsidiaries in favor of Seller, including the Employee Secrecy & Nonpiracy Agreement;

          (viii) assignment by Seller of its rights to indemnification, if any, under the four agreements specifically listed on Section 3.13(k) of the Disclosure Schedule, except to the extent the Seller is providing indemnification under Section 9.2;

          (ix) waiver of applicable right of first refusal with respect to the transactions contemplated hereby executed by the applicable member(s) of Consumer Auto Resale Express, LLC; and

          (x) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

     (b) Deliveries by Buyer. At the Closing, Buyer will execute (if appropriate), acknowledge (if appropriate), and deliver to the Company:

          (i) the Closing Consideration by wire transfer of immediately available funds to an account designated by Seller;

          (ii) repayment to Seller, by or on behalf of the Company, by wire transfer of immediately available funds to an account designated by Seller of the principal (anticipated to be approximately $10 million) and accrued interest on an inter-company loan made by Seller to the Company to fund the Company's acquisition of First Protection Company (if such acquisition is completed prior to the Closing Date);

          (iii) the officer's certificate specified in Section 8.1;

          (iv) opinion of General Counsel of Buyer as to the due authorization and enforceability of this Agreement and the transactions contemplated hereby; and

          (v) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

     (c) Deliveries by the Parties. At the Closing, Buyer and Seller shall enter into and deliver:

          (i) the Tax Disaffiliation Agreement attached hereto as Annex B;

          (ii) the Loss Portfolio Reinsurance Agreement and the Unearned Premium Portfolio Reinsurance Agreement (both relating to non-standard auto policies) attached hereto as Annex C and Annex D, respectively, approved by the Missouri Department of Insurance (if such approval is required);

          (iii) the Excess Loss Ratio Reinsurance Contract (relating to certain service contracts) attached hereto as Annex E, approved by the Missouri Department of Insurance (if such approval is required).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as of the date hereof as set forth below. For purposes of this Agreement, the phrase "to the knowledge of Seller," "to the knowledge of the Company and/or a Subsidiary," or other language of similar effect, shall mean to the actual knowledge of the persons listed on Schedule 3.0 and/or constructive knowledge ascribed to any such officer as being knowledge that such officer, in the exercise of reasonable diligence with respect to his or her duties, should possess.

     3.1. DUE ORGANIZATION.

     (a) The Company and each Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority, corporate and governmental, to own, lease and operate its respective assets and to carry on the Business as now conducted, except where the failures to have such power or authority would not, in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean any circumstance, change in, or effect on the Business or the Company and the Subsidiaries taken as a whole (other than changes in market interest rates or general economic conditions) that is, or is reasonably likely to be, materially adverse to the results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, or to the Business.

     (b) The Company and each Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of the Business requires such qualification, except where the failures to be so qualified or licensed would not in the aggregate have a Material Adverse Effect.

     (c) Each Insurance Subsidiary possesses a license or other necessary authorization to transact business as an insurance company in each jurisdiction where it is required to do so and is duly authorized in its jurisdiction of incorporation and/or each other applicable jurisdiction to write each line of business reported as being written in its SAP Statements (as defined in Section 3.5) All such insurance licenses, including but not limited to authorizations to transact reinsurance, are listed and described in Schedule T to the most recent Annual Statement (as defined in Section 3.5) of the applicable Insurance Subsidiary and are in full force and effect without amendment, limitation or restriction, other than as described in Section 3.1 of the






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

Disclosure Schedule. To the knowledge of Seller, there is no reasonably likely event, inquiry, or proceeding of any kind that would lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such insurance license.

     (d) Copies of the articles of incorporation and bylaws (or other governing documents) and stock ledgers (or other ownership records) of the Company and the Subsidiaries have been made available to Buyer and such copies are accurate and complete as of the date hereof.

     (e) The minute books of the Company and the Subsidiaries which have been made available to the Buyer for its inspection contain true and complete copies of all minutes of meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) of such entities during the ownership of the Company by Seller, and summarize in all material respects all actions of the Board (or such committee) referred to in such minutes or consents in lieu of meeting.

     (f) Seller is validly existing and in good standing under the laws of the State of Delaware.

     3.2. CAPITALIZATION; OWNERSHIP OF COMPANY AND SUBSIDIARIES.

     (a) The aggregate authorized capital stock of the Company consists of 30,000 shares of common stock, par value $ 1.00 per share, 1,000 of which are issued and outstanding. The Stock is the only issued and outstanding capital stock of the Company.

     (b) Section 3.2 of the Disclosure Schedule sets forth each direct and indirect Subsidiary of the Company or entity in which the Company holds a significant minority interest, its jurisdiction of incorporation, its authorized capital stock, and the shares of capital stock issued and outstanding. Except as set forth in Section 3.2 of the Disclosure Schedule, none of the issued and outstanding shares of capital stock of any Subsidiary or other such entity is owned (beneficially or legally) by persons other than the Company or another Subsidiary.

     (c) All of the outstanding shares of Stock and of the capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, with no preemptive rights of third parties attaching thereto. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding options, rights, warrants, conversion rights or other agreements or commitments to which the Company or any Subsidiary is a party or subject providing for the issuance of additional capital stock or for any other adjustment, purchase or transfer affecting the ownership interests in the Company or any Subsidiary.

     (d) Seller owns (beneficially and of record) and has good title to the Stock, and has the right, power and capacity to sell, assign and transfer the Stock to the Buyer, without the consent of any other person (other than the required consents referred to in Section 3.4), free and clear of all liens or encumbrances. Seller has not entered into any contract, agreement or arrangement with respect to the disposition or voting of the Stock. Upon completion of the transactions contemplated hereby, Buyer will have good title to the Stock, free and clear of all liens or encumbrances, except those created by or on behalf of Buyer.

     3.3. AUTHORIZATION OF TRANSACTION. Seller has full corporate power and authority to execute and deliver this Agreement and the other documents to be executed and delivered by Seller at the Closing (this Agreement and the documents to be executed and delivered by any party at Closing, collectively, the "Transaction Documents") and to perform its obligations hereunder and thereunder. All acts and proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Documents and all transactions contemplated thereby have been duly and properly taken. This Agreement has been, and the other Transaction Documents to be executed and delivered by Seller at Closing will be, duly executed and delivered by Seller. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the lawful, valid and legally binding obligation of Seller. Assuming due authorization, execution and delivery by Buyer, the other Transaction Documents, upon execution and delivery by Seller, will constitute lawful, valid and legally binding obligations of Seller, enforceable, in all cases, in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies.


     3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (a) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) filings and/or notices and related approvals required under the insurance laws of the jurisdictions set forth in Section 3.4 of the Disclosure Schedule (the "Seller Insurance Filings"), no filing with, and no permit, authorization, consent or approval of, any public body or authority, domestic or foreign, is necessary for the consummation by Seller of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other governing documents) of Seller, the Company or any Subsidiary, (b) except as set forth in Section 3.4 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of, any indenture, license, contract, agreement or other instrument or obligation to which the Company, a Subsidiary or Seller is a party or by which any of them or any of their properties or assets may be bound, or (c) assuming that the filings and consents contemplated hereby are duly and timely made, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, any Subsidiary or Seller or any of their properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

     3.5. SAP FINANCIAL STATEMENTS. The Annual Convention Statements for the years ended December 31, 1997 and 1998 (each, an "Annual Statement" and, collectively, the "Annual Statements") of each Insurance Subsidiary listed on
Section 3.5 of the Disclosure Schedule, as filed with the respective insurance department reflected thereon, audited by Ernst & Young LLP as indicated by its report thereon, together with the unaudited Quarterly Statements of each Insurance Subsidiary for the quarters ended March 31 and June 30, 1999 (the "Quarterly Statements"), have been delivered or made available to Buyer. Each Annual and Quarterly Statement (the "SAP Statements") was prepared in all material respects in accordance with statutory accounting practices prescribed or permitted by the applicable insurance regulator of the state in which filed ("SAP"), presents fairly the statutory financial condition, assets, liabilities, surplus and other funds of the Subsidiary as of such date and the statutory results of operations and cash flows of the Subsidiary for the periods therein specified, and the reserves reflected therein were established in accordance with accepted actuarial standards as of the date of such SAP Statement, consistently applied and fairly stated in accordance with sound actuarial principles.

     3.6. CONSOLIDATED BALANCE SHEETS.

     (a) Unaudited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 1998 and June 30, 1999, prepared in all material respects in accordance with generally accepted accounting principles ("GAAP"), consistently applied in accordance with the past practices of such entities (except for the absence of notes thereto), present fairly the consolidated financial condition, assets and liabilities of the Company and the Subsidiaries as at the respective dates indicated, and have been delivered or made available to Buyer. June 30, 1999 is referred to herein as the "Balance Sheet Date" and the unaudited consolidated GAAP balance sheet of the Company as at June 30, 1999 and the SAP balance sheets of the Subsidiaries as at June 30, 1999 are referred to herein, collectively, as the "Most Recent Balance Sheet."

     (b) There are no material liabilities or obligations of the Company, either accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be disclosed on a financial statement, except (a) those accrued, reflected or otherwise provided for on the Most Recent Balance Sheet, (b) those incurred in the ordinary course of business of the Company or a Subsidiary (as the case may be) since the Balance Sheet Date, consistent with past practices, and (c) those listed on Section 3.6 of the Disclosure Schedule.

     3.7. ASSETS. The Company and each Subsidiary has good title to, or a valid leasehold interest in, the properties and assets owned or leased by them reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any and all liens and encumbrances, except for (a) liens or encumbrances for current Taxes (as defined in Section 3.10) not yet due and payable, (b) liens or encumbrances that do not exceed $50,000 in the aggregate,
(c) mechanics', carriers', workers' and other similar liens or encumbrances arising or incurred in the ordinary course of business, (d) in the case of properties or assets acquired after the Balance Sheet Date, liens or encumbrances securing all or part of the purchase price thereof and (e) liens or encumbrances set forth in Section 3.7 to the Disclosure Schedule, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date.

     3.8. INVESTMENTS. The Company has good and valid title to, and is in possession of, all documentation reasonably necessary to evidence ownership of the invested assets reflected on the Most Recent Balance Sheet.

     3.9. EVENTS SUBSEQUENT TO BALANCE SHEET DATE. Except as provided in Section
3.9 to the Disclosure Schedule, since the Balance Sheet Date, the Business has been operated in the ordinary course and there has not been any change in the business, financial condition, operations or results of operations of the Business, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.9 to the Disclosure Schedule, none of the events set forth in Section 5.1 hereof have occurred since the Balance Sheet Date.

     3.10. TAX MATTERS. Except as provided in Section 3.10 to the Disclosure Schedule, the Seller, the Company and each Subsidiary has filed all Tax returns that it was required to file and paid all Taxes shown thereon as owing. All such Tax returns were completed and filed in accordance with applicable law in all material respects. Neither Seller, the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as provided in Section
3.10 to the Disclosure Schedule, neither Seller, the Company nor any Subsidiary is subject to or, to the knowledge of Seller, threatened with any action, suit, proceeding, investigation, audit or claim with respect to the payment of any Tax. Except as provided in Section 3.10 to the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement with the Seller or its affiliates. As used herein, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, or other tax, withholding tax, or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.


     3.11. LEGAL COMPLIANCE.

     (a) Except as provided in Section 3.11 to the Disclosure Schedule, to the knowledge of the Seller, the Business is in compliance with all applicable laws (including the common law, rules, regulations, codes, plans, injunctions, licensing requirements, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where such violation or non-compliance would not reasonably be expected to have a Material Adverse Effect.

     (b) Seller shall make available, or cause the Company to make available, for inspection by Buyer all material registrations, filings or submissions made by the Company and each Subsidiary with any governmental or regulatory body and each and every Annual Statement and Quarterly Statement filed with or submitted to any state insurance governmental or regulatory body since 1994 and any reports of examinations issued by any such state insurance governmental or regulatory body since June, 1997 received by the Company or any Subsidiary. Except as provided in Section 3.11 to the Disclosure Schedule, (i) all such registrations, filings and submissions made by the Company and each Subsidiary since the Seller's acquisition of the Company, and (ii) to the Seller's knowledge, all such other registrations, filings and submissions made by the Company and each Subsidiary, complied in all material respects with applicable law when filed and no deficiencies have been asserted in writing to the Company or any Subsidiary by any such governmental or regulatory body with respect to such registrations, filings or submissions that have not been satisfied.

     3.12. INTELLECTUAL PROPERTY. Except as set forth in Section 3.12 to the Disclosure Schedule, with respect to all patents, trademarks, copyrights, registrations and licenses of the Business (the "Intellectual Property"), (a) the Company or a Subsidiary is the owner or has the right to use the Intellectual Property in the manner in which it is currently being used, (b) no action, suit or proceeding is pending against the Company or, to Seller's knowledge, threatened with respect to the Intellectual Property, (c) to the knowledge of Seller, the Intellectual Property does not infringe upon the rights of others and is not subject to any outstanding order, decree or judgment, and (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property. Notwithstanding anything contained herein to the contrary, neither the Company nor any Subsidiary has any right to the corporate name of Seller or any derivative thereof.


     3.13. CONTRACTS. Section 3.13 to the Disclosure Schedule lists the following contracts and other agreements to which the Company or a Subsidiary is a party:

     (a) any agreement providing for reinsurance, assumption reinsurance (as the ceding or assuming company), coinsurance or other similar contract providing for the transfer or sharing of liabilities with respect to in-force insurance business, and each trust agreement or other security agreement related thereto;

     (b) any agreement providing for the distribution of insurance-related products of an Insurance Subsidiary by third parties with a remaining term of one year or greater;

     (c) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $50,000 per annum;

     (d) any agreement (or group of related agreements) under which the Company or a Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money;

     (e) any agreement imposing non-competition obligations on the Company or a Subsidiary;

     (f) any defined benefit pension, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, welfare or other plan or arrangement for the benefit of employees of the Company or a Subsidiary;

     (g) any agreement for the employment of any individual not terminable upon ninety (90) days' or less notice;

     (h) any agency or consulting contract that is not terminable without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice;

     (i) each lease or sublease of real property to which the Company or any Subsidiary is a party that is not terminable by the Company or any Subsidiary without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice;

     (j) any agreement not made in the ordinary course of business;

     (k) any agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless another person, and each agreement pursuant to which another party has agreed to indemnify or hold harmless the Company or any Subsidiary, not in the ordinary course of business;

     (l) any agreement pursuant to which the Company or any Subsidiary grants or purports to grant a power of attorney to anyone; and

     (m) any agreement not disclosed pursuant to the foregoing clauses (a) through (l) that involves the payment or would reasonably be expected to involve the potential payment, pursuant to the terms of such contract, by or to the Company or any Subsidiary of more than $50,000 in the aggregate, other than an insurance policy or other contract entered into in the ordinary course of business.

With respect to each such agreement, except as described in Section 3.13 to the Disclosure Schedule, (i) the agreement is a legal, valid and binding obligation of the Company or the Subsidiary, as applicable, and (ii) to Seller's knowledge, no party is in breach or default thereunder and no event has occurred which, with notice or lapse of time, would constitute a breach or default of any such contract, except for such as would not be reasonably expected, in the aggregate, to have a Material Adverse Effect.

     3.14. LEGAL PROCEEDINGS. Except as set forth in Section 3.14 to the Disclosure Schedule, (i) neither the Company nor any Subsidiary is engaged in or a party to or, to the knowledge of Seller, threatened with any action, suit or other legal proceeding involving the Company, a Subsidiary or their assets, other than litigation in the ordinary course of business under policies of insurance relating to the non-standard auto line of business, (ii) Seller has no knowledge of any investigation threatened by any governmental or regulatory authority with respect to the Company, a Subsidiary, or their assets, (iii) neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency, and
(iv) to the knowledge of Seller, there is no specific dispute or controversy, pattern of disputes or controversies or pattern of alleged improper conduct relating to allegedly improper business practices of the Company or any Subsidiary.

     3.15. EMPLOYEE PLANS.

     (a) ERISA Plans.

          (i) Section 3.15 to the Disclosure Schedule lists all of the following types of plans maintained by Seller for the benefit of the employees of the Company or any Subsidiary ("Benefit Plans"): (a) employee pension benefit plans ("Pension Benefit Plans"), as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and (b) employee welfare benefit plans ("Welfare Benefit Plans"), as defined in Section 3(l) of ERISA, true and complete copies of which have been made available to Buyer. The participation of the Company and Subsidiaries in all Benefit Plans may be terminated without liability to the Company or the Subsidiaries with respect to such termination.

          (ii) The Seller and all entities under "common control" (as defined in Section 4001(b)(1) of ERISA) with the Seller do not contribute and have not contributed to any multiemployer plan as defined in Section 3(37) of ERISA.

     (b) Administration of Benefit Plans. Each Pension Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the

"Code"), including each trust related to any such Benefit Plan, has received a favorable and current determination letter from the Internal Revenue Service ("IRS"). To the knowledge of Seller, no event has occurred or condition exists that could adversely affect any such determination. Each Benefit Plan's administration and enforcement is in material compliance with its terms, the Code, ERISA, and all other applicable state and federal laws, and any current or past failure to be in compliance would not result in a material adverse financial consequence to such Benefit Plan, its participants, the Seller, the Company or any Subsidiary. To the knowledge of Seller, no event has occurred with respect to any Benefit Plan in connection with which the Company or any Subsidiary could be subject to any liability, lien or encumbrance other than liabilities in the ordinary course of business. All returns, reports or other filings which are required by any governmental agency or which must be furnished to any person have been timely filed or furnished. All contributions due and payable prior to the Closing Date with respect to any fiscal year of any Benefit Plan ending prior to the Closing Date have been timely made. No material claims for benefits under any Benefit Plan are in dispute, and there are no actions, suits, arbitrations, investigations or audits by any person, entity or governmental authority pending or threatened against any Benefit Plan or the Seller, the Company, a Subsidiary, or any trustee, fiduciary or administrator regarding any Benefit Plan, and to the knowledge of Seller, no basis to anticipate any such action exists. All Welfare Benefit Plans subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to provide health care continuation coverage pursuant to Section 4980B(f) of the Code are in material compliance with the COBRA requirements.

     3.16. CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth in Section 3.16 to the Disclosure Schedule, the Seller and its Affiliates (as hereinafter defined) (a) have not been involved in any business arrangement or relationship with the Company or any Subsidiary within the past 12 months, (b) do not own any asset, tangible or intangible, which is used in the business of the Company or a Subsidiary, other than assets involved in general and administrative activities, and (c) do not owe any amount to, or are owed any amount by, the Company or any Subsidiary.'

     3.17. BROKERS' FEES. Neither the Seller, the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer, the Company or any Subsidiary will be liable.

     3.18. INSURANCE. Section 3.18 to the Disclosure Schedule lists all insurance provided by Seller's insurance carriers covering the Company, its Subsidiaries or their respective employees or directors, other than the employee benefit plans listed in Section 3.15 to the Disclosure Schedule.

     3.19. YEAR 2000 LIABILITY. Seller represents and warrants that all material computer software (other than "shrinkwrap software") and hardware necessary for the conduct of the business of the Company and the Subsidiaries and that the Company or any of its Subsidiaries has provided to its customers, agents, vendors, suppliers, Affiliates or any other third party (the "Software") is designed to be used prior to, during and after the calendar year 2000 A.D. and that the Software has been successfully tested to properly operate during each such time period without material error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. The Seller further represents and warrants that the Software has been successfully tested to properly accept, calculate, sort, extract and otherwise process date inputs and date values, and has been successfully tested to properly return and display date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000.

     3.20. LABOR MATTERS.

     (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any of them and currently there are no organizational campaigns, petitions or other unionization activities known to the Seller seeking recognition of a collective bargaining unit which is reasonably likely to have a Material Adverse Effect.

     (b) Each of the Company and the Subsidiaries is in compliance, in all material respects, with all applicable laws relating to the employment of labor, including without limitation those related to wages, hours and the payment and withholding of taxes and other sums as required by the applicable governmental authority, and have withheld and paid to the applicable governmental authority all amounts required to have been withheld from employees of the Company and the Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

     3.21. ENVIRONMENTAL MATTERS.

     (a) To the knowledge of Seller, the Company and each Subsidiary is, and has been, in compliance in all material respects with all applicable laws relating to the protection of the environment, human health, safety or natural resources, or to emissions, discharges, or releases of any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 'SS' 9601 et seq., or any applicable similar state law ("Hazardous Material") into the environment (including air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material ("Environmental Laws").

     (b) To the knowledge of Seller, there is no action, arbitration, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, or administrative or other proceeding ("Proceeding") commenced against or with respect to any person or any assets pending or threatened, before any court, governmental entity or other forum in which the Company or any Subsidiary has been or, with respect to any threatened Proceeding, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by the Company or any Subsidiary, nor to the knowledge of Seller, is there any reasonable basis for any such Proceeding.

     (c) To the knowledge of Seller, there are no facts, events or circumstances relating to the past or present facilities or operations of the Company and any Subsidiary (including any real property that the Company or any Subsidiary owns, leases or previously owned or leased) that would interfere with or prevent compliance with applicable Environmental Laws or that would give rise to liability under any applicable Environmental Laws or related common law theories. This representation extends to the presence and removal of asbestos.

     3.22. DISCLAIMER. Seller makes no representation or warranty with regard to any statements, oral or written, with respect to the Stock, the Business, the Company or any Subsidiary except as expressly provided in this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1. ORGANIZATION OF BUYER. Buyer is a corporation validly existing and in good standing under the laws of the State of Tennessee.

     4.2. AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. All acts and proceedings required to be taken by Buyer to authorize the execution, delivery and performance of the Transaction Documents and all transactions contemplated thereby have been duly and properly taken. This Agreement has been, and the other Transaction Documents to be executed and delivered by Buyer at Closing will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes the lawful, valid and legally binding obligation of Buyer. Assuming due authorization, execution and delivery by Seller, the other Transaction Documents, upon execution and delivery by Buyer, will constitute lawful, valid and legally binding obligations of Buyer, enforceable, in all cases, in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies.

     4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (a) applicable requirements of the HSR Act, and (b) filings and/or notices and related approvals required under the insurance laws of the jurisdictions set forth in
Section 3.4 to the Disclosure Schedule (the "Buyer Insurance Filings"), no filing with, and no permit, authorization, consent or approval of, any public body or authority, domestic or foreign, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) assuming that the filings and consents contemplated hereby are duly and timely made, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which, in the aggregate, would not have a material adverse effect on Seller or deprive Seller of the benefits anticipated by this Agreement.

     4.4. ACQUISITION OF STOCK FOR INVESTMENT. Buyer is acquiring the Stock for investment and not with a view toward any distribution thereof, and will dispose of such Stock only in compliance with the Securities Act of 1933 and any applicable state securities laws.

     4.5. BUYER'S BUSINESS INVESTIGATION. Buyer has conducted such investigation of the Company, the Subsidiaries, and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Buyer has reviewed all of the documents, records, reports and other materials identified in the Disclosure Schedule hereto or referred to in Section 3.1, and is familiar with the content thereof. Buyer acknowledges that it has been given access to and has visited and examined the premises of the Business and is familiar with the condition thereof. For the purpose of conducting these investigations, Buyer has employed the services of its own agents, representatives, experts and consultants. All materials and information requested by Buyer have been provided to Buyer to Buyer's satisfaction. Notwithstanding the foregoing, Buyer is relying upon the accuracy of the representations and warranties of Seller under this Agreement in entering into this Agreement and consummating the transactions contemplated hereby.

     4.6. FINANCING. As of the date of this Agreement, Buyer has sufficient funds and commitments for funding from appropriate parties to fund the consideration to be paid at Closing to Seller for the Stock and, as of the Closing Date, Buyer will have sufficient funds for such purpose.

     4.7. BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller will be liable.

                                   ARTICLE V

                               COVENANTS OF SELLER

     5.1. INTERIM CONDUCT OF BUSINESS. Except as contemplated by this Agreement, as set forth in Section 5.1 to the Disclosure Schedule, or with the prior consent of Buyer, from the date hereof until the Closing, Seller shall (and shall cause the Company and the Subsidiaries to) use all reasonable efforts to operate the Business consistent with past practice and in the ordinary course of business, or otherwise consistent with the terms of this Agreement. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement or the transactions contemplated hereby or as set forth in
Section 5.1 to the Disclosure Schedule, the Seller will cause the Company and each Subsidiary not to, prior to the Closing Date without the prior consent of Buyer, do any of the following:

     (a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock, other than transactions solely between the Company and a Subsidiary;

     (b) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party, other than in the ordinary course of business, or apply, utilize or otherwise dispose of any assets of the Business to discharge any indebtedness or claims against Seller or any of its Affiliates, other than between the Company and a Subsidiary.

     (c) impose any Lien upon any of its assets, tangible or intangible;

     (d) change or authorize a change in the Certificate of Incorporation or bylaws of the Company or any Subsidiary;

     (e) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or acquire (including upon conversion, exchange, or exercise) any of its capital stock;

     (f) guarantee any third-party indebtedness;

     (g) incur any borrowings from third parties in excess of $100,000;

     (h) enter into any agreement or transaction with Seller or its Affiliates, other than between the Company and a Subsidiary;

     (i) merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity;

     (j) grant any general or uniform increase in the rates of pay of employees of the Company or the Subsidiaries or any increase in salary payable or to become payable to any such employee, or increase in any manner the compensation of any directors, officers or other employees of the Company or the Subsidiaries, except (in the case of all of the foregoing) in the ordinary course of business in accordance with past practices;

     (k) permit any officer, director or employee of the Company or a Subsidiary to distribute any policyholder lists to any agent, person or other company; or

     (l) agree or commit to do any of the foregoing.

     "Affiliates" for purposes of this Agreement shall mean any entity which controls, or is controlled by, or is under common control with the Seller or the Buyer, as the case may be.

     5.2. ACCESS. From the date hereof through the Closing Date, Seller shall give Buyer and its representatives access, during normal business hours and under reasonable circumstances, to all properties, records and appropriate personnel of the Business and shall furnish Buyer with all financial and other information in its possession relating to the Business and the Company as Buyer may from time to time reasonably request.

     5.3. CONSUMMATION. Subject to the terms and conditions provided herein, Seller agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Seller to make any payment or incur any economic burden not provided for herein.

     5.4. HSR CONSENT. As promptly as possible, but in any event not later than five (5) business days after the execution hereof, Seller shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") a pre-merger notification in accordance with the HSR Act with respect to the sale of the Stock pursuant to this Agreement. Seller shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

     5.5. OTHER ACTIONS. As promptly as possible, Seller shall make the Seller Insurance Filings with governmental agencies in connection with the transactions contemplated hereby. Seller shall keep Buyer informed as to the status of discussions with the governmental agencies.

     5.6. SEPTEMBER FINANCIAL STATEMENTS. On or prior to November 15, 1999, Seller shall deliver to Buyer copies of (i) the consolidated balance sheet of the Company and the Subsidiaries as at September 30, 1999, prepared in all material respects in accordance with GAAP (except for the absence of notes thereto), consistently applied in accordance with the past practices of such entities, and (ii) the Quarterly Statements of each Insurance Subsidiary for the quarter ended September 30, 1999, prepared in all material respects in accordance with SAP.

                                   ARTICLE VI

                               COVENANTS OF BUYER

     6.1. CONSUMMATION. Subject to the terms and conditions provided herein, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Buyer to make any payment or incur any economic burden not provided for herein.

     6.2. HSR CONSENT. As promptly as possible, but in any event not later than five (5) business days after the execution hereof, Buyer shall file with the FTC and the Antitrust Division, including payment of the required filing fee, a pre-merger notification in accordance with the HSR Act with respect to the purchase of the Stock pursuant to this Agreement. Buyer shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

     6.3. OTHER ACTIONS. As promptly as possible, Buyer shall make the Buyer Insurance Filings with governmental agencies in connection with the transactions contemplated hereby. Buyer shall keep Seller informed as to the status of discussions with the governmental agencies.

     6.4. RECORDS AND DOCUMENTS. Following the Closing Date, Buyer shall grant to Seller and its respective representatives, at Seller's reasonable request, reasonable access to and the right to make copies at Seller's expense of those records and documents covering any period prior to the Closing related to the Business as may be reasonably necessary for litigation, preparation of financial statements, Tax returns and audits or other business purposes. If Buyer elects to dispose of such records, Buyer shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to take such records without further consideration.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to delivery of the items specified in Sections 2.2(a) and 2.2(c) and fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Buyer):

     7.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Seller contained herein shall be accurate in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case such representations and warranties shall be accurate) as if made on and as of the Closing Date, except for changes occurring in the ordinary course of the Business. Seller shall, in all material respects, have performed all obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing. A Certificate of the Chief Executive Officer or Chief Financial Officer of Seller shall be delivered to the foregoing effect.

     7.2. NO PENDING ACTION. No order of any court, administrative agency or other governmental authority shall be pending which prohibits the carrying out of this Agreement or any of the significant transactions contemplated hereby or declares unlawful the transactions contemplated hereby.

     7.3. HSR. The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or otherwise been terminated.

     7.4. INSURANCE APPROVALS. Approvals required in connection with the Buyer Insurance Filings shall have been obtained.

     7.5. TERMINATION OF INTER-COMPANY AGREEMENTS. The Income Tax Sharing Agreement between the Company and the Subsidiaries and Seller effected as of June 3, 1997 (the "Tax Sharing Agreement") shall be terminated effective as of the Closing Date. All other agreements between the Company and/or any of the Subsidiaries, on the one hand, and the Seller, on the other hand, shall be terminated effective on or prior to the Closing Date.

     7.6. NO MATERIAL ADVERSE CHANGE. There shall not have been any change in the business, financial condition, operations or results of operations of the Company and its

Subsidiaries and First Protection Company and its subsidiaries, all taken as a whole, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect (such change being measured from the date of this Agreement in the case of the Company and its Subsidiaries and from October 11, 1999 in the case of First Protection and its subsidiaries). The foregoing sentence shall be deemed to exclude First Protection Company and its subsidiaries in the event the Stock Purchase Agreement relating to the acquisition of such entities has been terminated.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to delivery of the items specified in Sections 2.2(b) and 2.2(c) and fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

     8.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Buyer contained herein shall be accurate in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case such representations and warranties shall be accurate) as if made on and as of the Closing Date. Buyer shall have, in all material respects, performed all obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing. A Certificate of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Buyer shall be delivered to the foregoing effect.

     8.2. NO PENDING ACTION. No order of any court, administrative agency or other governmental authority shall be pending which prohibits the carrying out of this Agreement or any of the significant transactions contemplated hereby or declares unlawful the transactions contemplated hereby.

     8.3. HSR. The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or otherwise been terminated.

     8.4. INSURANCE APPROVALS. Approvals required in connection with the Seller Insurance Filings shall have been obtained.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

     9.1. SURVIVAL. Unless otherwise specified herein, all covenants and agreements contained herein or in any agreement or document delivered pursuant hereto, shall survive the Closing until fully performed. All representations and warranties contained herein or in any agreement or other document delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months from the Closing Date, after which they shall be of no further force or effect; provided, however, that all representations and warranties set forth in Sections 3.10, 3.15 and 3.21 hereof and in the Tax Disaffiliation Agreement shall survive until the expiration of the applicable statute of limitations and all representations and warranties set forth in Section 3.2 shall survive indefinitely. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 9.3 within the applicable survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

     9.2. INDEMNIFICATION. Seller shall indemnify and hold harmless Buyer, and Buyer shall indemnify and hold harmless Seller, from and against any and all loss, damage, cost or expense, including reasonable attorneys' fees and expenses (collectively, "Losses"), caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof, other than the Loss Portfolio Reinsurance Agreement, the Unearned Premium Portfolio Reinsurance Agreement and the Excess Loss Ratio Contract. Seller shall indemnify and hold harmless Buyer, the Company and the Subsidiaries from and against any and all Losses attributable to (i) any pending or threatened litigation, arbitration or other recognized "alternative dispute resolution" proceeding against the Company, any Subsidiary, or First Protection Company or any of its subsidiaries (such corporation and its subsidiaries, collectively, "FPC") as of the Closing Date, other than pending or threatened litigations, arbitrations or other such proceedings relating to policies of insurance with respect to the non-standard auto line of business (the pending or threatened litigations, arbitrations and other proceedings covered by this clause (i), collectively, the "Assumed Litigation"), (ii) any demands, claims, actions or causes of action of whatever kind or character (including, without limitation, claims by any current or former director, officer or employee) relating to any employee benefit plan (within the meaning of Section 3(3) of ERISA) which has at any time prior to the Closing Date been sponsored by Seller, the Company, any Subsidiary or FPC or any person who is or was a member of Seller's, the Company's , any Subsidiary's or FPC's controlled group or under common control with Seller, the Company, any Subsidiary or FPC within the meaning of Section 414 of the Code or with respect to which Seller, the Company, any Subsidiary or FPC or any such person contributes or has been obligated or required to contribute (collectively, "Benefit Claims"), (iii) any alleged improper market conduct or business practices of the Company, any Subsidiary or FPC (including, without limitation, any alleged improper marketing or claims action), but solely to the extent relating to any time period prior to the Closing Date (collectively, "Market Conduct Claims"), (iv) any breach of Section 3.10 as it relates to FPC (the "FPC Tax Indemnification"), and (v) the failure of the Company to recover from one or more parties (including First Union), on or prior to one year after the Closing Date, the amounts owed to Lyndon Property Insurance Company referred to in
Section 3.9 of the Disclosure Schedule (the "Everest Re Receivable Indemnification"). For purposes of this Section 9.2, each representation and warranty contained in this Agreement shall be construed without any reference to any materiality or knowledge limitation.

     9.3. GENERAL PROVISIONS RELATING TO INDEMNIFICATION. (a) Seller shall not be required to make any payments pursuant to this Article IX, unless and until the aggregate amount of all claims pursuant to this Article IX shall exceed $2,500,000 (the "Threshold Amount"), after which Seller shall be responsible only for the excess over the Threshold Amount. The maximum aggregate amount recoverable from Seller pursuant to this Article IX shall not exceed an amount equal to twenty-five percent (25%) of the Aggregate Consideration (the "Ceiling Amount").

Notwithstanding anything contained herein to the contrary, the Threshold Amount and Ceiling Amount shall not be applicable to (i) claims for breach of the representations and warranties contained in Sections 3.1(a), 3.2, 3.10 and 3.15,
(ii) the indemnification for Assumed Litigation, Benefit Claims, the FPC Tax Indemnification and the Everest Re Receivable Indemnification, and (iii) the indemnification for Market Conduct Claims asserted by Buyer against Seller in writing within one year after the Closing Date (it being acknowledged that Buyer shall be entitled to indemnification for Market Conduct Claims asserted by Buyer against Seller in writing later than one year after the Closing Date, but such indemnification shall be subject to the Threshold Amount and the Ceiling Amount), (iv) claims for indemnification attributable to any active and willful fraudulent misrepresentation by Seller hereunder and (v) the Tax Disaffiliation Agreement; provided, however, that the maximum aggregate amount recoverable from Seller for breach of the representations and warranties contained in Sections 3.1(a), 3.2, 3.10, and 3.15 shall not exceed the Aggregate Consideration. Notwithstanding the foregoing, the Threshold Amount shall not be applicable to indemnification for the failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof. For purposes of this Agreement, the "Aggregate Consideration" shall mean the Closing Consideration, as adjusted pursuant to Section 1.2(b). In the event the acquisition of First Protection Company by the Company is not consummated on or prior to March 7, 2000, no references in this Section 9.2 to FPC shall have any force or effect.

     (b) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder, and shall reimburse the Indemnifying Party for any amounts actually received in excess of 100% of the Loss, up to the amount of the Indemnifying Party's actual indemnification payment for the Loss. No party shall be entitled to indemnification to the extent of any Tax benefits resulting from the facts and circumstances relating to any indemnifiable claim, in which event, the tax consequences of the indemnification payment to the party entitled thereto shall be given effect in determining the indemnifiable amount.

     (c) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty
(30) days after it obtains knowledge of the basis for a claim for indemnification hereunder; provided, however, that notwithstanding any failure of the party seeking indemnification to give notice within such thirty days, the indemnifying party shall remain liable hereunder except (and only) to the extent the delay in receiving notice has materially impaired the ability of the indemnifying party to contest any such claim; and, provided, further, that in no event shall any claim for indemnification be made after the expiration of the applicable survival period provided in Section 9.1.

     (d) With respect to each third-party claim subject to this Article IX (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") must give prompt notice to the indemnifying party (the "Indemnifying Party") of the Third Party Claim. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party) without prejudice to the right of the Indemnifying Party to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with ten (10) business days' prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. In no event shall the Indemnified Party consent (without the consent of the Indemnifying Party) to a settlement of, or the entry of any judgment arising from, any Third Party Claim. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis. Any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary, (ii) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

     (e) After the Closing, the indemnification rights provided hereunder shall be the exclusive remedy of Seller and Buyer with respect to any dispute arising out of or related to this Agreement; provided, however, that any disputes under the Loss Portfolio Reinsurance Agreement, the Unearned Premium Portfolio Reinsurance Agreement and the Excess Loss Ratio Reinsurance Contract shall be resolved in accordance with the terms of such agreements.

     (f) To the extent Seller indemnifies Buyer, the Company or any Subsidiary hereunder pursuant to the FPC Tax Indemnification or the Everest Re Receivable Indemnification, the Seller shall be subrogated to the rights, if any, of the indemnified party against any third parties with respect to that matter indemnified, and the indemnified party shall execute and deliver such assignments of those rights as Seller shall reasonably request from time to time. Nothing herein shall limit the Seller's rights to subrogation for any matter under applicable law (including, without limitation, the common law).

     9.4. WARN ACT. Buyer and Seller agree that for purposes of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Each of Buyer and Seller acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" as defined in the WARN Act with respect to the Company or a Subsidiary. Buyer agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company or any Subsidiary and shall indemnify Seller and hold the Seller harmless from and against all fines, other payments and related expenses (including reasonable attorneys' fees and expenses) which may become due under the WARN Act on or after the Closing Date with respect to the Company or a Subsidiary or actions with respect thereto. Seller agrees that prior to the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company or any Subsidiary (other than in connection with the termination by Seller contemplated hereby of employees of Seller working for the Company or any Subsidiary as of the Closing) and shall indemnify Buyer and hold the Buyer harmless from and against all fines, other payments and related expenses (including reasonable attorneys' fees and expenses) which may become due under the WARN Act prior to the Closing Date with respect to the Company or a Subsidiary or actions with respect thereto.

                                   ARTICLE X

                                  TERMINATION

     10.1. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

     (a) by the mutual written consent of Seller and Buyer;

     (b) by Seller or Buyer, if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

     (c) by Buyer after March 31, 2000, if one or more of the conditions set forth in Article VII to Buyer's obligation to consummate the transactions has not been fulfilled by the date of termination; and

     (d) by Seller after March 31, 2000, if one or more of the conditions set forth in Article VIII to Seller's obligation to consummate the transactions has not been fulfilled by the date of termination.

     10.2. EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 10.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions of this Section 10.2 and the Confidentiality Agreement of the parties dated on or about April, 1999 (the "Confidentiality Agreement") shall survive termination of this Agreement.

                                   ARTICLE XI

                            CERTAIN EMPLOYEE MATTERS

     11.1. TRANSFER OF ERISA PLANS. Except as otherwise provided in this Article XI, no assets, liabilities or sponsorship of any ERISA Plan will be transferred pursuant to the Agreement from Seller to Buyer; except with respect to the Buyer's liability under COBRA for "qualifying events" (as defined in Section 4980B(f)(3) of the Code) occurring after the Closing; notwithstanding the foregoing, to the extent permitted by the Code and underlying regulations, participants in the Seller's defined contribution plan may rollover to the Buyer's defined contribution plan (to the extent permitted by such plan) any portion of the taxable lump sum distribution received from the Seller's plan; provided, however, that nothing contained herein shall obligate Buyer's plan to accept a rollover in a form other than cash. Seller shall be responsible and liable for providing continuation coverage under COBRA for "qualifying events" (as defined in Section 4980B(f)(3) of the Code) occurring prior to the Closing, and no such liability shall be transferred to or assumed by Buyer or deemed to be the responsibility of the Company.

     11.2. TERMINATION OF EMPLOYEE BENEFIT PLANS. Prior to the Closing, except as provided in Section 11.3(a) below, Seller shall terminate, or cause to have terminated, all employee benefit plans or programs sponsored by the Company or any Subsidiary and shall terminate the participation of the Company and all Subsidiaries in all employee benefit plans or programs sponsored by the Seller or any other person or entity (including, but not limited to, those plans and programs listed in Schedule 3.15(a)). Seller shall take all actions necessary, or cause such actions to be taken, to terminate and wind up such plans and programs or the Company's or the Subsidiaries' participation in such plans and programs (as the case may be). Buyer and, post-Closing, the Company and the Subsidiaries shall have no obligation to take or participate in such actions or have any liability for the termination and wind-up of such plans and programs.

     11.3. EMPLOYEE BENEFIT PLANS MAINTAINED BY FIRST PROTECTION COMPANY. Buyer acknowledges that the Company has entered into an agreement to acquire First Protection Company and, pursuant to Section 12.2 of this Agreement, has agreed to consummate the acquisition of the Company hereunder whether or not the acquisition by the Company of First Protection Company is consummated prior to the Closing Date. The parties hereby agree that the following actions will be taken with respect to all benefit plans and programs maintained by First Protection Company:

     (a) If the Company's acquisition of First Protection Company is consummated prior to the Closing Date, the Seller and the Company will determine whether to continue or terminate all benefit plans or programs maintained by First Protection Company and whether to provide to employees of First Protection Company benefits otherwise provided by the Seller and/or the Company to employees of the Company. If any First Protection Company benefit plans or programs are continued after the acquisition of First Protection Company by the Company, sponsorship and administration of such plans or programs will be assumed by the Seller rather than the Company ("assumed First Protection plans"). Except for the plans or programs assumed by the Buyer pursuant to the next two sentences, if any First Protection Company benefit plans or programs are terminated either prior to or following the acquisition of First Protection Company by the Company, Seller will be solely responsible for the termination and wind up of such plans and programs, and Buyer, the Company and the Subsidiaries shall have no liability or responsibility for any such actions on or after the Closing Date. Prior to the Closing Date, Buyer will determine whether it will continue any of the assumed First Protection plans by a transfer of sponsorship from Seller to Buyer as of the Closing Date. In the event Buyer agrees to assume sponsorship of any or all of the assumed First Protection plans, Seller will take all actions necessary to transfer sponsorship of such plans to Buyer as of the Closing Date and Buyer will take all actions necessary to accept sponsorship of such assumed First Protection plans. In the event Buyer does not agree to assume sponsorship of one or more assumed First Protection plans, Seller will terminate such plans or the participation of the Company and Subsidiaries

(including First Protection Company) prior to the Closing Date as provided in
Section 11.2 above, and Seller shall be solely responsible for all actions necessary to wind up such plans. If Seller provides to employees of First Protection Company benefit plans and programs made available to other employees of the Company, the participation of First Protection Company employees in such plans and programs shall terminate prior to the Closing and no transfer of sponsorship, assets or liabilities with respect to those plans shall occur, as provided in Sections 11.1 and 11.2 above.

     (b) If the Company's acquisition of First Protection Company is not consummated prior to the Closing Date, the Buyer will determine the actions to be taken with respect to the benefit plans and programs sponsored by First Protection Company and the benefits to be provided to employees of First Protection Company upon consummation of the transaction.

     11.4. HIRING OF COMPANY EMPLOYEES. Buyer shall offer employment, effective as of the Closing Date, to each of the persons who are employees of the Company and the Subsidiaries immediately prior to the Closing (collectively the "Company Employees"). The parties acknowledge that the Seller may be the actual employer of such persons prior to the Closing and, accordingly, references in this Agreement to "employees of the Company and the Subsidiaries" (or phrases of similar import) shall include employees of Seller who are based out of the offices of the Company or any Subsidiary. A Company Employee who accepts employment as of the Closing Date shall be compensated by Buyer at his or her rate of compensation with the Seller, the Company or Subsidiary, as applicable, in effect immediately prior to the Closing and shall be eligible to participate in Buyer's vacation program, 401(k) and Stock Ownership Plan, and a health plan. Solely for purposes of Buyer's vacation program and for purposes of determining eligibility to participate in and vesting under the Buyer's 401(k) and Stock Ownership Plan, Buyer shall recognize service of Company Employees with (or with a parent entity on behalf of) the Company and Subsidiaries prior to the Closing Date from each Company Employee's most recent date of hire. Buyer shall also recognize service of Company Employees under the health plan referred to above for the period of "creditable coverage" that the Company Employee has under Seller's health plans. Notwithstanding the above, after the Closing Buyer shall have the right to manage the Company in accordance with Buyer's business judgment.

                                   ARTICLE XII

                                OTHER AGREEMENTS

     12.1. TAXES.

     (a) The parties understand and agree that, up to and including the Closing Date, the Company shall continue to make payments to the Seller as required by the Tax Sharing Agreement, with respect to both (i) all amounts otherwise due and payable (but which have not previously been paid) to Seller for all Tax periods ending prior to the Closing Date and (ii) the estimated United States federal income Tax of the Company and the Subsidiaries for the current Tax period which will end on the Closing Date, computed in accordance with the provisions of Section 2(c)(i) of the Tax Disaffiliation Agreement (each, a "Relevant Tax Period").

     (b) When the United States federal Tax return for a Relevant Tax Period, with respect to the operations of the Company and the Subsidiaries, has been completed by Seller and accepted by Buyer, the parties will compare the Tax amounts shown to be due and payable thereunder (the "Taxes Due") with the aggregate payments made by the Company to the Seller with respect thereto under the Tax Sharing Agreement (the "Estimated Tax Payments"). If the Taxes Due exceed the Estimated Tax Payments for any such Tax return, Buyer and the Company will promptly pay to Seller the amount of such excess. If the Estimated Tax Payments exceed the Taxes Due for any such Tax return, Seller will promptly pay to Buyer and the Company the amount of such excess.

     (c) The parties agree as follows:

          (i) Buyer and Seller shall file an election under Section 338(h)(10) of the Code (collectively the "Election") for the Company and each of the Subsidiaries. Seller, Buyer, the Company and each of the Subsidiaries shall report (except where not permitted under applicable state or local Tax law), in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election. Seller and Buyer shall comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder. Seller and Buyer shall take no action which is inconsistent with the Election or its validity under the Code and the applicable Treasury Regulations.

          Any income, deduction, gain or loss that result from the deemed sale of the Company's and each of the Subsidiaries' assets and assumption of their liabilities (including any deemed reinsurance transaction) shall be included in the final pre-closing tax period tax return of the Company and each of the Subsidiaries that ends on the Closing Date.

          (ii) As soon as practicable, but no later than 180 days after the Closing Date, Buyer shall deliver to Seller a written notice setting forth Buyer's good faith calculation of (I) the Aggregate Deemed Sales Price (as defined in the applicable Treasury Regulations) and (II) the allocation thereof among the assets of the Company and each of the Subsidiaries, including the incorporation of any associated deemed reinsurance transaction as appropriate (the "Purchase Price Allocation"). Buyer, the Company, each of the Subsidiaries and Seller shall file (except where not permitted under applicable state or local Tax law) all Returns in a manner consistent with the Purchase Price Allocation (as finally determined hereunder).

          (iii) Buyer shall be responsible for the preparation and timely filing of all forms and documents required in connection with the Election. Buyer shall provide Seller with copies of (I) completed IRS Form 8023-A and any similar forms under applicable state, local or foreign law (the "Election Forms"), (II) any necessary corrections, amendments or supplements to the Election Forms, and (III) all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Seller shall review, execute, and deliver to Buyer within thirty days of receipt such documents or forms as are required to properly complete the Election. Seller, the Company, each of the Subsidiaries and Buyer shall cooperate fully with each other and make available to each other such tax data and other information as may be reasonably required by Seller or Buyer in order to timely file the Election and any other required statements or schedules. Seller shall promptly execute and deliver to Buyer any amendments made to the Election Forms subsequent to the filing of the Election and any attachments which are required to be filed under applicable law. Buyer and Seller shall cause the Company and each of the Subsidiaries to attach the executed Form 8023-A to the Company's tax returns per the instructions to Form 8023-A as required by Regulation
     Section 1.338(h)(10)-(1)(d).

          (iv) In the event that the Seller has any objection to the Aggregate Deemed Sales Price, the Purchase Price Allocation, or the Election Forms (or any corrections, amendments or supplements thereto) as prepared by Buyer, Seller shall notify Buyer in writing within fifteen days of receipt thereof of its objections, and Buyer and Seller shall negotiate in good faith to resolve any such disputes. In the event that such dispute is not resolved within thirty days of Seller's written objections, then such dispute shall be submitted to a Tax Referee (as defined in the Tax Disaffiliation Agreement) to settle such dispute. Seller and Buyer shall cooperate with the Tax Referee and provide reasonable access to all information relevant to the disputed matters. As soon as practicable and in all events not later than ten days prior to the due date for filing the Election, the Tax Referee shall issue a written report resolving such dispute in a fair and equitable manner and in accordance with the applicable tax law. Notwithstanding the existence of any dispute, Seller shall be obligated to execute and return to Buyer the Election Forms in order to permit Buyer to file the Election prior to the due date thereof. Seller, Buyer, the Company and each of the Subsidiaries shall file the Election and all Tax Returns (or in appropriate case shall file amendments thereto) in a manner consistent with the determination of the Tax Referee.

          (v) For any deemed reinsurance transaction relating to the Election, Buyer shall capitalize specified policy acquisition expenses with respect to such deemed reinsurance transaction without regard to the general deductions limitation of Section 848(c)(1) of the Code.

     12.2. ACQUISITION OF FIRST PROTECTION COMPANY. The Buyer acknowledges that the Company has entered into an agreement to acquire FPC, consents to such acquisition and agrees that, whether or not the acquisition by the Company of FPC is consummated prior to the Closing Date, (i) Buyer shall be obligated, pursuant to the terms of this Agreement, to consummate the transactions contemplated hereby, and (ii) except as expressly provided in this Section 12.2, in no event shall any references herein to Subsidiaries be deemed to include First Protection Company and its subsidiaries. In the event the acquisition by the Company of FPC is consummated on or prior to March 7, 2000, First Protection and its subsidiaries shall each be deemed a Subsidiary, and the Business shall be deemed to include the business of FPC, as of the Closing Date for purposes of (and only for purposes of) Sections 3.10, 3.12, 3.17, 3.19, 3.20, 3.21, 3.22,
4.5 and 7.6 and the related indemnification in Section 9.2 for the foregoing Sections. In addition, in the event the acquisition by the Company of FPC is consummated on or prior to the Closing Date, First Protection and its subsidiaries shall also each be deemed a Subsidiary, and the Business shall also be deemed to include the business of FPC, from and after the consummation of such acquisition for purposes of (and only for the additional purposes of) Sections 1.2, 5.1, 5.2, 7.5, 11.4, 12.1, 12.3 and 12.4 and the related indemnification in Section

9.2 for the foregoing Sections. The parties acknowledge and agree that Seller shall be liable for any breaches by the Company of the Stock Purchase Agreement for the acquisition of FPC prior to the Closing and Buyer shall be liable for any breaches by the Company of said agreement after the Closing.

     12.3. INTER-COMPANY PAYABLES. Except as provided in Section 2.2(b)(ii), all inter-company payables between the Seller and the Company or its Subsidiaries, including any amounts relating to accrued taxes payable, existing as of the Closing Date shall be paid by the applicable party within 60 days after the Closing Date.

     12.4. TRANSFER OF CERTAIN RESERVES. Within 30 days after the Closing Date (or, with respect to any portion in dispute, within 10 days after such dispute is resolved by the Arbitrating Accountant), the Buyer shall cause the Company to pay to Seller the aggregate amount of all reserves, existing on the consolidated balance sheet (prepared in accordance with SAP) of the Company and its Subsidiaries as of the Closing Date, reasonably allocable to the Assumed Litigation (as defined in Section 9.2), which allocation shall be determined by the parties in accordance with presently accepted actuarial principles and procedures consistently applied (or, in the absence of such agreement within 30 days after the Closing Date, by the Arbitrating Accountant). Buyer and Seller shall each pay fifty percent (50%) of the reasonable fees and expenses of the Arbitrating Accountant relating to this Section 12.4.

     12.5. TRANSITION SERVICES. To the extent requested by Buyer, Seller agrees to enter into an agreement to provide, for a period of up to six months immediately following the Closing (except with respect to continued use of the Seller's AS 400, which will be for a period of up to one year immediately following the Closing) and at market rates to be negotiated by Seller and Buyer, administrative and other services of the kind currently performed by Seller for the Company and the Subsidiaries.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1. AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     13.2. NOTICES. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be personally delivered or sent by facsimile transmission with confirming copy sent by overnight carrier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

               (a) If to Seller:

                         Frontier Insurance Group, Inc.
                         195 Lake Louise Marie Road
                         Rock Hill, New York 12775
                         Telecopy No.: (914) 796-4084
                         Attn: Mark H. Mishler, Vice President - Finance

                   With copies to:

                         Epstein Becker & Green, P.C.
                         250 Park Avenue 12th Floor
                         New York, New York 10177
                         Telecopy No.: (212) 661-0989
                         Attn: Sidney Todres, Esq.

               (b) If to Buyer:

                         Protective Life Insurance Company
                         2801 Highway 280 South
                         Birmingham, Alabama 35223
                         Telecopy No.:  (205) 868-3086
                         Attn:  Steven A. Schultz

                   With copies to:

                         Protective Life Insurance Company
                         2801 Highway 280 South
                         Birmingham, Alabama 35223
                         Telecopy No.:  (205) 868-3597
                         Attn:  Deborah J. Long, Esq.

Any party may change its address or add or change parties for receiving notice by written notice given to the others named above.


     13.3. EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

     13.4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.5. SUCCESSORS AND ASSIGNS; BENEFICIARIES. This Agreement shall bind and inure to the benefit of the parties named herein and their respective permitted successors and assigns. No party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party. No third party shall be entitled to enforce any provision hereof and no third party is intended to benefit from this Agreement.

     13.6. ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     13.7. ANNOUNCEMENTS. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except for filings required under the HSR Act and other regulatory filings and disclosures made based upon advice of counsel. Each party shall promptly advise the other of any such contemplated announcements.

     13.8. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     13.9. GOVERNING LAW; ARBITRATION. This Agreement shall be interpreted in accordance with the substantive laws of the State of New York applicable to contracts made and to be performed wholly within said State. Except as provided in Section 1.2(b), Section 12.1 and Section 12.4, in the event of any dispute hereunder between the parties, such dispute shall be resolved only by arbitration conducted in Rock Hill, New York by the American Arbitration Association ("AAA") pursuant to its Commercial Arbitration Rules, as the same may be amended from time to time. The parties hereto agree to participate therein diligently and in good faith. The determination made in any such arbitration shall be binding upon the parties and may entered for judgment in any court of competent jurisdiction. Any arbitration shall be before an arbitral tribunal composed of three arbitrators appointed by agreement of the parties hereto (or as otherwise provided in this Section) in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon three arbitrators after said second list, the remaining arbitrator(s) shall be appointed by the AAA in accordance with said Rules. Except to the extent otherwise determined by the arbitrators, all fees and expenses of the arbitrators and of the AAA itself shall be borne equally by the parties hereto.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



FRONTIER INSURANCE GROUP, INC.         PROTECTIVE LIFE INSURANCE
                                       COMPANY


By:    /s/ Mark H. Mishler             By:      /s/ Steven A. Schultz
   _________________________________      _____________________________________
Its:   Vice President - Finance        Its:     Senior Vice President
   _________________________________      _____________________________________

                                                                         ANNEX A

                            POST -CLOSING ADJUSTMENT


Aggregate Book Value per Year-End Balance Sheets (1)            $______________

Aggregate Book Value per Pre-Closing Balance Sheets (2)         $______________

Aggregate Book Value per Post-Closing Balance Sheets (3)        $______________

Adjustment [(2) minus (1)] plus [(the day of the month of the Closing divided by 30) multiplied by ((3) minus
 (2))]                                                          $______________










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